September  2010

Dear Fellow Shareholders,

In the coming days you will receive your cash dividend on your TrustCo Bank Corp NY common stock shares which was declared by our Board of Directors during the third quarter of 2010.  This payment will reflect the cash dividend increase of 5% previously announced.  We are pleased to continue a history of over 100 years of continuous cash dividends to our shareholders, and are particularly happy to be able to provide you with this higher payout.  We are well aware of the importance of the cash dividend to our shareholders and are thrilled to be able to take this important step.

Over the last several years you, our shareholders, have been patient as we faced some of the most difficult national and regional economic conditions in our nation's history.  That patience is beginning to pay off as we capitalize on our strengths and our expanded branch network.  Many key measures of our financial performance and health are improving, and we believe that these positive trends bode well for the future.

We appreciate your support and will continue building a company we can all be proud of.

Sincerely,

/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer